National Presto Industries, Inc.
                                   Exhibit 11

The following presents the computation of per share earnings reflecting the assumption that the granted shares under the 1988 Stock Option Plan will be exercised.

(IN THOUSANDS EXCEPT PER SHARE DATA)
                                                            First Quarter
                                                            -------------
                                                         1999           1998
                                                       ----------------------
Net Earnings (1)                                       $ 3,280        $ 2,810
                                                       ======================

Weighted average common shares outstanding (2)           7,360          7,355

Common share equivalents relating to stock options           1              1

                                                       ----------------------
Adjusted common and common equivalent
   shares for computation (3)                            7,361          7,356
                                                       ======================

Net earnings per share:
     Basic (1 divided by 2)                            $  0.45        $  0.38
                                                       ======================
     Diluted (1 divided by 3)                          $  0.45        $  0.38
                                                       ======================